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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 on Form S-3 to Form SB-2 in the Registration Statement (Form S-3, No. 333-476-LA) and related Prospectus of SuperGen, Inc. for the registration of 4,724,302 shares of its common stock and to the incorporation by reference therein of our report dated January 15, 1997, except as to the third paragraph of Note 2 as to which the date is January 24, 1997, with respect to the consolidated financial statements of SuperGen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Palo Alto, California

October 1, 1997